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                                   EXHIBIT 11
                        THE CHASE MANHATTAN CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE

For a discussion of the computation of basic and diluted earnings per common share, see Note 10 of Chase's 1999 Annual Report.

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

(in millions, except per share amounts)                               Three Months Ended                  Six Months Ended
                                                                            June 30,                         June 30,
                                                                   2000                1999          2000                1999

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
BASIC EARNINGS PER SHARE

Earnings:
Net Income                                                         $    1,091         $   1,393      $    2,451      $   2,566
Less:  Preferred Stock Dividends                                           17                18              33             36
                                                                   ----------         ---------      ----------      ---------
Net Income Applicable to Common Stock                              $    1,074         $   1,375      $    2,418      $   2,530
                                                                   ==========         =========      ==========      =========
Shares:
Basic Average Common Shares Outstanding                               1,217.8          1,249.3          1,219.2        1,257.3
Net Income per Share                                               $     0.88         $   1.10       $     1.98      $    2.01
                                                                   ==========         ========       ==========      =========


DILUTED EARNINGS PER SHARE
Earnings:
Net Income Applicable to Common Stock                              $    1,074         $   1,375      $    2,418      $   2,530
                                                                   ==========         =========      ==========      =========
Shares:
Basic Average Common Shares Outstanding                               1,217.8          1,249.3          1,219.2        1,257.3
Additional Shares Issuable Upon Exercise of Stock Options
  for Dilutive Effect                                                    41.7             42.7             43.4           42.6
                                                                   ----------         --------       ----------      ---------
Average Common Shares Outstanding Assuming Dilution                   1,259.5          1,292.0          1,262.6        1,299.9
Net Income per Share                                               $     0.85         $   1.06       $    1.92       $    1.95
                                                                   ==========         ========       =========       =========

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